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                                                                    EXHIBIT 99.1

BAM! ENTERTAINMENT ANNOUNCES AGREEMENT ON THE TERMS OF RECOMMENDED OFFERS FOR ENTIRE ISSUED SHARE CAPITAL OF VIS ENTERTAINMENT

SAN JOSE, Calif.--March 24, 2004 - BAM! Entertainment(R) BFUN, a developer and publisher of interactive entertainment software, today announced that its board of directors has reached an agreement with the board of directors of VIS entertainment plc ("VIS"), a Scottish developer of interactive entertainment software products, on the terms of a recommended offer to be made by BAM! for the entire issued share capital of VIS. The board of directors of VIS has unanimously recommended that the shareholders of VIS accept the offer. As of today, VIS has received irrevocable undertakings from more than 90% of its shareholders to vote in favor of the offer.

Previously, on February 18, 2004, BAM! announced that it had agreed to terms to acquire VIS and SOE Development Limited ("SOED"), a company set up to fund the development of State of Emergency 2, one of the key properties of BAM!. VIS re-registering as a private company and approval by the shareholders of SOED were among the conditions to the closing of the acquisition. The shareholders of VIS voted to re-register VIS as a private limited company on March 15, 2004. BAM! has entered into an agreement with the SOED shareholders to acquire the whole of the share capital of SOED, which is conditional, among other things, on the offer for VIS becoming or being declared unconditional in all respects.

BAM! and the VIS' board of directors believe that the combination of VIS and BAM! provides an excellent strategic, geographical and operational fit and expect that through the acquisition, substantial benefits will flow to both sets of shareholders.

Following the closing of the transaction, BAM! will recommend that Chris van der Kuyl and Alexander Catto, two of the directors of VIS, be elected to the board of directors of BAM!

DETAILS OF THE OFFER:

BAM! is issuing up to 4.5 million shares of its common stock in exchange for the entire issued share capital of VIS.

The offer is subject to a variety of conditions including (i) approval by BAM!'s shareholders of the issuance of (x) 4.5 million shares of BAM! common stock to VIS's shareholders and (y) 4.5 million shares of BAM! common stock to SOED's shareholders, and (ii) BAM! raising not less than $12.35 million of equity financing prior to the closing of the transaction. Based on the closing price of $0.96 per share of BAM! common stock at the close of business on March 18, 2004, the aggregate value of the 9 million shares of BAM! common stock to be issued upon the closing of the VIS and SOED acquisitions will amount to approximately $8.64 million. Management anticipates that the closing of the two transactions will occur no later than April 30, 2004; however, the closing of the transactions will be contingent upon the satisfaction of all of the conditions set forth in the VIS and SOED transaction documents.

Of the 9,000,000 shares of BAM! common stock available to be issued to the VIS and SOED shareholders who accept the offer, (i) 450,000 BAM! shares will be placed by BAM! into an escrow account to be distributed subject to the terms of a purchase price adjustment set forth in the offer; and (ii) 750,000 BAM! shares will be placed by BAM! into an escrow account to satisfy any indemnification obligations of the VIS shareholders to BAM! with respect to the breach of any representations and warranties delivered by VIS and its shareholders in connection with the offer. BAM! will also place an additional 750,000 BAM! shares into an equity account to satisfy any indemnification obligations of BAM! to the VIS and SOED shareholders with respect to the breach of any representations and warranties delivered by BAM! in connection with the offer.

About BAM! Entertainment, Inc.

Founded in 1999 and based in San Jose, California, BAM! Entertainment, Inc. is a developer, publisher and marketer of interactive entertainment software worldwide. The company develops, obtains, or licenses properties from a wide variety of sources, including global entertainment and media companies, and publishes software for video game systems, wireless devices, and personal computers. The company's common stock is publicly traded on


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NASDAQ under the symbol BFUN. More information about BAM! and its products can be found at the company's web site located at www.bam4fun.com.

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, and its Quarterly Report on Form 10-Q for the three-month period ended December 31, 2003, which are filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc. PlayStation is a registered trademark of Sony Computer Entertainment Inc. Nintendo GameCube is a trademark of Nintendo of America, Inc. Nintendo and Game Boy Advance are trademarks of Nintendo. Xbox is a trademark of Microsoft Corporation. All other trademarks are the property of their respective owners.